PUBLIC STORAGE
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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 Earnings Per Share:
 -------------------                                           For the Three Months Ended          For the Six Months Ended
                                                                        June 30,                           June 30,
                                                             ------------------------------     ------------------------------
                                                                 2008              2007             2008             2007
                                                             ---------------  -------------     --------------   -------------
                                                                                 (Amounts in thousands,
                                                                                  except per share data)
  Net income..............................................    $   133,813       $  77,104        $   646,155       $ 136,882
  Less: Cumulative Preferred Share Dividends:
     7.625% Cumulative Preferred Shares, Series T.........              -               -                  -            (548)
     7.625% Cumulative Preferred Shares, Series U.........              -               -                  -          (1,557)
     7.50% Cumulative Preferred Shares, Series V..........         (3,234)         (3,234)            (6,468)         (6,468)
     6.50% Cumulative Preferred Shares, Series W..........         (2,153)         (2,153)            (4,306)         (4,306)
     6.45% Cumulative Preferred Shares, Series X..........         (1,935)         (1,935)            (3,870)         (3,870)
     6.85% Cumulative Preferred Shares, Series Y..........           (685)           (685)            (1,370)         (1,370)
     6.25% Cumulative Preferred Shares, Series Z..........         (1,758)         (1,758)            (3,516)         (3,516)
     6.125% Cumulative Preferred Shares, Series A.........         (1,761)         (1,761)            (3,522)         (3,522)
     7.125% Cumulative Preferred Shares, Series B.........         (1,937)         (1,937)            (3,874)         (3,874)
     6.60% Cumulative Preferred Shares, Series C..........         (1,898)         (1,898)            (3,796)         (3,796)
     6.18% Cumulative Preferred Shares, Series D..........         (2,086)         (2,086)            (4,172)         (4,172)
     6.75% Cumulative Preferred Shares, Series E..........         (2,384)         (2,384)            (4,768)         (4,768)
     6.45% Cumulative Preferred Shares, Series F..........         (4,031)         (4,031)            (8,062)         (8,062)
     7.00% Cumulative Preferred Shares, Series G..........         (1,750)         (1,750)            (3,500)         (3,500)
     6.95% Cumulative Preferred Shares, Series H..........         (1,825)         (1,825)            (3,649)         (3,649)
     7.25% Cumulative Preferred Shares, Series I..........         (9,380)         (9,380)           (18,760)        (18,760)
     7.25% Cumulative Preferred Shares, Series K..........         (8,337)         (8,337)           (16,674)        (16,674)
     6.75% Cumulative Preferred Shares, Series L..........         (3,881)         (3,881)            (7,762)         (7,762)
     6.625% Cumulative Preferred Shares, Series M.........         (8,280)         (8,280)           (16,561)        (15,917)
     7.000% Cumulative Preferred Shares, Series N.........         (3,018)              -             (6,036)              -
                                                             ---------------  -------------     --------------   -------------
  Total net income allocated to preferred shareholders....    $   (60,333)      $ (57,315)       $  (120,666)      $(116,091)
                                                             ===============  =============     ==============   =============
  Total net income allocable to common shareholders.......    $    73,480       $  19,789        $   525,489       $  20,791
                                                             ===============  =============     ==============   =============
  Allocation of net income to common shareholders by class:
        Net income allocable to shareholders of the
         Equity Shares, Series A..........................    $     5,356       $   5,356        $    10,712       $  10,712
        Net income (loss) allocable to common shareholders         68,124          14,433            514,777          10,079
                                                             ---------------  -------------     --------------   -------------
                                                              $    73,480       $  19,789        $   525,489       $  20,791
                                                             ===============  =============     ==============   =============
  Weighted average common shares outstanding:
     Basic weighted average common shares outstanding.....        168,028         169,346            168,307         169,288
     Net effect of dilutive stock options and restricted
       share units - based on treasury stock method using
       average market price...............................            786             867                715             987
                                                             ---------------  -------------     --------------   -------------
     Diluted weighted average common shares outstanding...        168,814         170,213            169,022         170,275
                                                             ===============  =============     ==============   =============
  Basic earnings (loss) per common share .................    $      0.41       $    0.09        $      3.06       $    0.06
                                                             ===============  =============     ==============   =============
  Diluted earnings (loss) per common share ...............    $      0.40       $    0.08        $      3.05       $    0.06
                                                             ===============  =============     ==============   =============
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                                   Exhibit 11